UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

July 25, 2012 (July 25, 2012)

ADVOCAT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027

(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

(c) Appointment of a New Officer

On July 25, 2012, the Company announced the appointment of James R. McKnight, Jr. as Executive Vice President and Chief Financial Officer. A copy of the press release announcing the appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Mr. McKnight, age 37, will join the Company effective August 20, 2012. Prior to joining the Company, Mr. McKnight served as Chief Financial Officer of ND Acquisitions Corp. (d/b/a NuScriptRX). Mr. McKnight joined NuScriptRX in May 2009 in a senior financial role and was promoted to CFO in 2010. He served as Vice President, Corporate Controller from July 2005 to January 2009 at Take Care Health Systems, Employer Solutions Group, and its predecessor company I-trax Inc. Take Care Health Employer Solutions was formed by Walgreen Co. by the acquisition of I-trax, Inc. and Whole Health Management Solutions. I-trax was a publicly traded health and productivity company with gross revenues in excess of $300 million specializing in the management and operation of employer sponsored pharmacies, health centers and wellness facilities. While at I-trax Inc., Mr. McKnight led financial reporting (internal and external) and analysis; forecasting; accounting and control activities and banking relations. Mr. McKnight is a certified public accountant.

In connection with the appointment of Mr. McKnight, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. McKnight effective August 20, 2012. The Employment Agreement provides Mr. McKnight with an initial base salary of $225,000. The Employment Agreement has term through March 31, 2013 and is automatically extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance.

The Employment Agreement may be terminated by the Company without cause at any time and by Mr. McKnight as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination at any time after February 20, 2012 by the Company without cause, at the election of Mr. McKnight upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew his employment agreement, Mr. McKnight is entitled to receive a lump sum severance payment in an amount equal to 100% of his annual base salary. In addition, the benefits and perquisites as in effect at the date of termination of employment will be continued for twelve (12) months. In the event the Agreement is terminated earlier by the Company for cause (as defined therein), or by Mr. McKnight other than upon a constructive discharge or a change in control, Mr. McKnight will not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of Mr. McKnight upon a constructive discharge or upon a change in control, Mr. McKnight is prohibited from competing with the Company for 12 months.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit

99.1	Press release dated July 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVOCAT INC.

By:	/s/ KELLY GILL
Kelly Gill
Chief Executive Officer

Date: July 25, 2012

EXHIBIT INDEX

Number	Exhibit

99.1	Press release dated July 25, 2012.